RESEARCH AGREEMENT

      Effective on this 2nd day of July, 1996 (the "Effective Date"),

      ISTITUTO DI RICERCHE DI BIOLOGIA MOLECOLARE P. ANGELETTI, IRBM Via Pontina km. 30.600-00040 Pomezia, Rome, Italy, an Italian institute (hereinafter "IRBM") and

      INNOVIR LABORATORIES, INC., a Delaware corporation having its principal place of business at 510 East 73rd Street, New York, New York U.S.A. 10021 (hereinafter "Innovir"),

      in consideration of the mutual covenants contained herein, AGREE AS
FOLLOWS:

                                    Article 1
                           Background and Definitions

1.1 Both IRBM and Innovir possess proprietary materials, know-how, information and expertise regarding the Research and wish Innovir to perform research services related to the Research; and

1.2 The parties wish to collaborate in a program of Research under terms and conditions of this agreement.

                                    Article 2
                           Description of the Research

2.1 The Research to be conducted hereunder is fully described in Schedule and relates to determining whether EGSs are capable of inducing cleavage of target RNA by RNaseP in the cytoplasm of the cell.

                                    Article 3
                          Innovir Staff and Facilities

3.1   The Research shall be carried out by Innovir.

3.2 Depending on the technical nature and source of material the Research will be performed at either Innovir or IRBM. Innovir will be responsible for guidance necessary to carry out the Research.


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3.3   Upon successful completion of the experiments, one or more of the Innovir scientists will replicate such experiments at IRBM and at IRBM's cost.

                                    Article 4
                                     Reports

4.1 Each party shall keep the other party informed of the progress of the research it conducts hereunder.

4.2 Innovir shall have the right to use the results of the Research as it sees fit.

                                    Article 5
                            Confidential Information

5.1 All proprietary information and data supplied or generated under this Agreement (including biological materials) by either party which is marked "Confidential" shall be considered confidential (hereinafter "Confidential Information") and, for a period of three (3) years from the Effective Date, shall not be disclosed or given by the recipient to any third party without the prior approval of the disclosing party. The foregoing shall not apply when and to the extent the Confidential Information disclosed:

            (a) becomes generally available to the public through no fault of the receiving party;
            (b) was already known to the receiving party at the time of disclosure as evidenced by written records in the possession of the receiving party prior to such time or;
            (c) is subsequently received by the receiving party in good faith from a third party without breaching any confidential obligation between the third party and the disclosing party;
            (d) is required to be disclosed by the receiving party to comply with judicial, statutory or regulatory requirements; provided that the receiving party provides prior written notice of such disclosure to the disclosing party and takes reasonable and lawful actions to avoid or minimize the degree of such disclosure;
            (e)   is inherent in any product which is sold by Innovir; or
            (f) is developed independently by employees of the receiving party who do not have access to the Confidential Information.

5.2 Except as expressly provided in this Agreement, no rights are provided to either party under any patents, patent applications, trade secrets or other proprietary rights of the other party. In particular, no rights are provided to use the materials or modifications or any related patents of the other party for profit making or commercial purposes, such as sale of the materials or modifications


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      used in manufacturing, provision of a service to a third party in exchange for consideration, or use in research or consulting for a for-profit or non-profit entity under which the entity obtains rights to research results.

                                    Article 6
                                   Publication

6.1 Innovir shall have the right to publish the results of the Research; provided, however, if a publication does result from Research, authorship shall be jointly decided by Innovir and IRBM based on accepted scientific practice.

6.2 Innovir shall have the right to use the data generated in the Research in filing patent applications, in filing for regulatory approvals and for other commercial purposes.

                                    Article 7
                                   Inventions

7.1 Intellectual Property shall mean any discoveries, inventions, improvements and/or commercially useful products or processes, whether patentable or not, developed or made under this agreement.

7.2   Results of the Research shall be owned as follows:

            (a)   If all inventors are employees of Innovir, by Innovir.
            (b)   If all inventors are employees of IRBM, by IRBM.
            (c) If Intellectual Property is invented jointly by at least one person employed by Innovir and at least one person employed by IRBM, jointly by both Innovir and IRBM.

7.3 If Intellectual Property is jointly owned by IRBM and Innovir, Section and Innovir directs that a patent application or other intellectual property protection be filed, Innovir shall promptly take action to have prepared, filed, and prosecuted such U.S. and foreign application. Innovir and IRBM shall each pay one-half of all costs incurred in connection with such preparation, filing, prosecution and maintenance of U.S. and foreign application(s) directed to said Intellectual Property. Innovir shall cooperate with IRBM to assure that such application(s) will cover, to the best of their combined knowledge, all items of commercial interest and importance. While Innovir shall be responsible for making decisions regarding scope and content of application(s) to be filed and prosecution thereof, IRBM shall be given an opportunity to review and provide input thereto. Innovir shall keep IRBM advised as to all developments with respect to such application(s) and shall promptly supply to IRBM copies of all papers received and filed in connection with the prosecution thereof in sufficient


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      time for IRBM to comment thereon. Further, Innovir shall promptly notify
      IRBM in writing of any matter which has been patented under this Section . Each party shall have an undivided right to patents under this section provided they have paid the share of the expenses under this section.

                                    Article 8
                                 Representation

8.1 Each party represents that it does not have obligations or commitments which are inconsistent with the research to be conducted hereunder. Nothing in this Agreement shall prevent either party from entering any other research collaboration with any third party.

                                    Article 9
                                  Compensation

9.1 In support of the Research to be conducted by Innovir, IRBM shall pay Innovir according to the amounts specified and under the terms shown in Schedule

                                   Article 10
                              Term and Termination

10.1 This Agreement shall commence on the Effective Date and shall continue for a one year period (the Term).

10.2 In the event that the parties determine that they have an interest in continuing the Research beyond the end of the Term, the parties hereto agree to negotiate in good faith to reach a new agreement covering future research Such agreement shall contain terms on the level of funding, scope of research and the scope of rights.

10.3 Either party may terminate this Agreement by giving at least sixty (60) days prior notice in writing to the other party.

10.4  Articles 4, 5, 6, 7 and  shall survive the termination of this Agreement.


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                                   Article 11
                        Return of Documents and Materials

11.1 Upon termination of this Agreement, or at any time during the course of this Agreement, either party may request the return of all papers, records and other documents including any materials such as reagents, that it supplied to the other party, which are then in the possession of the other party, except:

           (a) each party may retain one copy for archival purposes; and

           (b) each party may retain materials required for government approval.

                                   Article 12
                               General Provisions

12.1 Both parties shall, at all times during the performance of this Agreement, remain as independent contractors and the Agreement shall not make the parties partners, joint venturers, or agents of one another. No party to this Agreement shall have the power to bind or obligate the other party.

12.2 None of the materials supplied under this Agreement by either party to the other, shall be used in human subjects without obtaining appropriate government approvals.

12.3 Neither party assumes responsibility or liability for the nature, conduct, or results of any research, testing or other work performed by the other party.

12.4 This Agreement may not be assigned by either party without the prior written consent of the other party.

12.5 Any notice, report or communication to be given under this Agreement may be delivered personally, sent by registered or certified mail, return receipt requested, or transmitted by facsimile copy or electronic mail to the parties at the addresses given below or such other addresses may be notified from time to time. Any notice, report or communication so sent shall not be deemed to have been given until it has been received by the party to whom it has been addressed.

            IRBM
            Via Pontina km. 30.600-00040
            Pomezia, Rome, Italy

                  Attention:________________
                  Telephone_________________
                  Facsimile_________________


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            Innovir Laboratories, Inc.
            510 East 73rd Street
            New York, NY  U.S.A. 10021

                  Attention:  Allan R. Goldberg, Ph.D.
                  Telephone 212-249-4703
                  Facsimile 212-249-4513

12.6 The terms and conditions herein contained constitute the entire agreement between the parties and supersede all previous communications, whether oral or written, between the parties hereto with respect to the subject matters hereof, and no previous agreement or understanding varying or extending the same shall be binding upon either party hereto.

12.7 No amendment or modification of this Agreement shall be effective unless it is in writing and signed by duly authorized representatives of all parties.

12.8 The parties covenant and agree that, if either party fails or neglects for any reason to take advantage of any of the terms provided for the termination of this Agreement, or if either party, having the right to declare this Agreement terminated shall fail to do so, any such failure or neglect by either party shall not be a waiver or be deemed or be construed to be a waiver of any cause for the termination of this Agreement subsequently arising or as a waiver of any of the terms, covenants or conditions of this Agreement, or the performance thereof. None of the terms, covenants or conditions of this Agreement may be waived by either party except by its written consent.

12.9 All parties hereby especially agree and contract that neither party intends to violate any public policy, statutory or common law, rule or regulation, treaty or decision of any government agency or executive body thereof of any country or community or association of countries; if any word, sentence, paragraph or clause or combination thereof of this Agreement is found, by a court or executive body with judicial powers having jurisdiction over this Agreement or any of its parties hereto, in a final unappealed order to be in violation of any such provision in any country or community or association of countries, such words, sentences, paragraphs or clauses or combination shall be inoperative in such country or community or association of countries and the remainder of this Agreement shall remain binding upon the parties hereto.

12.10 Neither party shall be liable for delays caused by bona fide labor disputes, war, civil or military disturbances, acts or lack of action of governments or governmental authorities, accidents, fires, explosions, epidemics, forces of nature, acts of God or other causes reasonably beyond its control, but each party shall use all reasonable efforts to avoid such delays and to minimize the extent of any delays that do occur.


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12.11 This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

12.12 This Agreement shall be deemed to have been made under, and shall be construed and interpreted in accordance with the laws of the State of New York, U.S.A.

      IN WITNESS WHEREOF, IRBM and Innovir have caused this Agreement to be executed in duplicate by their respective duly authorized officers.


INNOVIR LABORATORIES, INC.          ISTITUTO DI RICERCHE DI BIOLOGIA
                                      MOLECOLARE P. ANGELETTI


By:__________________________       By:_____________________________
      Allan R. Goldberg, Ph.D          _____________________________
      Chairman and CEO                 _____________________________


Date:________________________       Date:___________________________


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